FOR IMMEDIATE RELEASE

Contact: Mark Edwards
423.314.6216
 medwards@sqcorporation.com

SportsQuest, Inc. Cancels Dividend

Orlando, FL - December 7, 2007: The Board of Directors of SportsQuest, Inc. (OTC Bulletin Board: SPQS - News) announces that it has cancelled a dividend of Series A Convertible Preferred Stock of Greens Worldwide Incorporated (Pink Sheets: GRWW - News), par value $10.00 per share, to holders of record of common stock of SportsQuest as of the close of market on October 31, 2007. The Board of Directors had announced the dividend on November 2, 2007, but SportsQuest had conditioned the dividend on the receipt of an opinion of counsel for Greens Worldwide of the dividend’s exempt status under the Securities Act of 1933. Because Greens Worldwide has determined that no exemption is available, the SportsQuest Board of Directors has cancelled the dividend.

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About SportsQuest, Inc.

SportsQuest, Inc. (OTCBB: SPQS) is a vertically integrated sports and entertainment marketing and management company, engaged in owning and operating sports entities and their support companies. SportsQuest, Inc. currently owns SportsQuest Management Group, Inc. (www.sqcorporation.com) and Zaring/Cioffi Entertainment, Inc, (www.zcentertainment.com), owns a controlling interest in Greens Worldwide Incorporated, GRWW.PK, and has executed a definitive agreement to purchase JAVACO, Inc. (www.javacoinc.com). In our continuing effort to develop a more cohesive and synergistic organization, we are structured in a way that allows all of our wholly owned subsidiaries to utilize each other’s resources to the greatest extent possible. In addition, the Company’s strategic plan is to deliver substantial value by providing multiple sports and entertainment platforms and media to leverage our partners advertising and promotional dollars, while delivering the finest sports and entertainment opportunities to retain and build customers. For our non-sports businesses, we will utilize the media and promotional benefits of our media platforms in Television, Radio, and Print, together with Internet Television and other like strategic relationships, to grow our consolidated revenues. The Company intends to continue its strategy of acquiring profitable sports and sports related firms, together with other businesses that would benefit from the synergy the Company provides.

About Greens Worldwide Incorporated

Greens Worldwide Incorporated, GRWW.PK, is a vertically integrated sports marketing and management company, engaged in owning and operating sports entities and their support companies and is publicly traded under the stock symbol GRWW. The U.S. Pro Golf Tour, Inc. is a wholly owned subsidiary of GRWW.

Forward-Looking Statements

The statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements deal with the Company’s current plans, intentions, beliefs and expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.